Exhibit 99.1

Press Release

BayCom Corp Reports 2019 Fourth Quarter and Year End Financial Results

WALNUT CREEK, CA, January 28, 2020--(Business Wire)—BayCom Corp (“BayCom” or the “Company”) (NASDAQ:BCML), the holding company for United Business Bank (the “Bank”), announced earnings of $4.6 million, or $0.39 per diluted share, for the fourth quarter of 2019 compared to earnings of $5.6 million, or $0.46 per diluted share, for the third quarter of 2019 and $2.6 million, or $0.24 per diluted share, for the fourth quarter of 2018. Earnings for the fourth quarter of 2019 compared to the prior quarter decreased $1.0 million, or 17.6%, as a result of a $3.6 million increase in noninterest expense, including $2.5 million of acquisition-related expenses, and a $544,000 increase in provision for loan losses, partially offset by a $1.4 million increase in net interest income, a $1.1 million decrease in income tax expense, and a $681,000 increase in noninterest revenue. The impact of acquisition-related expenses was $0.16 per diluted share for the quarter ended December 31, 2019 compared to none for the third quarter of 2019 and $0.15 per diluted share for the quarter ended December 31, 2018. The Company had net income of $17.3 million, or $1.37 per diluted common share, for the year ended December 31, 2019, compared to $14.5 million, or $1.50 per diluted common share, for the year ended December 31, 2018. The impact of acquisition-related expenses for 2019 was $0.39 per diluted share compared to $0.15 for 2018. The Company acquired TIG Bancorp (“TIG”) and its wholly-owned subsidiary First State Bank of Colorado on October 21, 2019, Uniti Financial Corporation (“Uniti”) and its wholly-owned subsidiary Uniti Bank in May 2019, and Bethlehem Financial Corporation and its wholly-owned subsidiary My Bank in December 2018.

George Guarini, President and Chief Executive Officer, commented “Our most recent bank acquisition of First State Bank of Colorado this quarter allowed us to expand our geographic footprint into attractive Colorado markets. This merger represents a complementary fit, both strategically and culturally with our business model. The additional scale provided by this merger and similar to our earlier bank acquisition this year of Uniti Bank, located in Southern California along with our continued focus on expense management should improve operational synergies throughout the company and enhance our performance in future quarters. We are also making good progress with respect to our pending acquisition of Grand Mountain Bank of Granby, Colorado which will further expand our presence in Colorado. With these strategic combinations, we believe United Business Bank is well-positioned to gain market share in the communities we serve while providing significant benefits to our expanded group of clients, communities, shareholders, and employees. ” Guarini concluded, “We continue to actively seek out new opportunities to increase our western regional presence and add value for our clients and shareholders.”

Proposed acquisition of Grand Mountain Bancshares

On November 1, 2019, BayCom and Grand Mountain Bancshares, Inc. Granby, Colorado (“GMB”), the holding company of Grand Mountain Bank, entered into a definitive merger agreement pursuant to which BayCom will acquire GMB in an all-cash transaction, subject to the terms and conditions set forth therein. Under the merger agreement, GMB will merge with and into BayCom, and immediately thereafter Grand Mountain Bank will merge with and into United Business Bank. The merger agreement specifies GMB shareholders will receive $3.40 in exchange for each share of GMB common stock or approximately $13.9 million in total. The proposed merger has received the required regulatory approvals and was approved by GMB shareholders on January 21, 2020. The transaction is expected to close in the first quarter of 2020, subject to customary closing conditions.

At December 31, 2019, GMB had approximately $132.5 million in assets, $96.7 million in loans, $119.0 million in deposits and $11.1 million in shareholder's equity. The transaction will expand the Company’s presence in Colorado. Grand Mountain Bank serves its communities through its four convenient full-service locations across Grand County and a loan office in Summit County. Upon completion of the transaction, the combined company will have approximately $2.1 billion in total assets, $1.6 billion in total loans and $1.8 billion in total deposits.

Fourth Quarter Performance Highlights:

•	Assets totaled $2.0 billion at December 31, 2019, compared to $1.8 billion at September 30, 2019 and $1.5 billion at December 31, 2018. The increase in assets is due primarily to the acquisition of Uniti during the second quarter of 2019 and TIG during the third quarter of 2019.

•	Annualized net interest margin was 4.08% for the current quarter, compared to 4.23% in the preceding quarter and 4.16% in the fourth quarter a year ago.

•	Loans, net of deferred fees, totaled $1.5 billion at December 31, 2019, compared to $1.2 billion at September 30, 2019 and $975.3 million at December 31, 2018.

•	Deposits totaled $1.7 billion at December 31, 2019, compared to $1.5 billion at September 30, 2019 and $1.3 billion at December 31, 2018. At December 31, 2019, noninterest bearing deposits increased to $572.3 million from $523.5 million at September 30, 2019 and were $398.0 million at December 31, 2018.

•	Nonaccrual loans totaled $6.8 million or 0.47% of total loans at December 31, 2019, compared to $6.6 million or 0.54% of total loans at September 30, 2019 and $3.1 million or 0.32% of total loans at December 31, 2018.

•	Repurchased 493,787 shares of common stock at an average cost of $22.26 per share.

•	The Bank remains a “well-capitalized” institution for regulatory capital purposes at December 31, 2019.

Earnings

Net interest income increased $1.4 million, or 8.0%, to $19.2 million for the fourth quarter of 2019 from $17.8 million in the preceding quarter and increased $5.3 million, or 38.0%, from $13.9 million in the same quarter a year ago primarily due to an increase in average interest earning assets, principally loans. Average interest earning assets increased $199.2 million, or 12.0%, for the three months ended December 31, 2019 compared to the prior quarter and $540.4 million, or 40.8%, compared to the same period in 2018, largely due to the acquisitions of Uniti and TIG. Interest income on loans, including fees, increased $1.7 million, or 10.0%, during the three months ended December 31, 2019 compared to the prior quarter primarily as a result of a $159.7 million increase in the average loan balance, partially offset by a 17 basis point decrease in the average loan yield. Interest income on loans, including fees, increased $6.5 million, or 48.0%, during the three months ended December 31, 2019, compared to the same period in 2018 primarily as a result of a $443.0 million increase in the average loan balance and a 13 basis point increase in the average loan yield. Interest income on loans, including fees for the quarters ended December 31, 2019, September 30, 2019, and December 31, 2018, included $1.6 million, $1.6 million and $676,000, respectively, in accretion of the net discount on acquired loans including the recognition of revenue from purchase credit impaired loans in excess of discounts. The net discount on these acquired loans totaled $8.0 million, $8.0 million, and $7.5 million at December 31, 2019, September 30, 2019 and December 31, 2018, respectively.

Net interest margin (annualized) was 4.08% for the fourth quarter of 2019, compared to 4.23% for the preceding quarter and 4.16% for fourth quarter of 2018. The decrease in net interest margin during the quarter mostly reflects lower yields on average interest-earning assets largely as a result of three 25 basis point decreases in the targeted Fed Funds Rate in the third and fourth quarter of 2019. The average yield on loans is enhanced by the amortization of acquisition accounting value adjustments on loans acquired in acquisitions. The average yield on loans, including the accretion of the net discount for the fourth quarter of 2019, was 5.59% compared to 5.76% for the third quarter of 2019 and 5.46% for the same quarter last year. The accretion of the net discount on acquired loans increased the average yield on loans by 48 basis points, 51 basis points, and 29 basis points during the fourth quarter of 2019, the third quarter of 2019, and fourth quarter of 2018, respectively. The incremental accretion and the impact on loan yield will change during any period based on the volume of prepayments, but it is expected to decrease over time as the balance of the net discount declines. The average yield on interest earning assets for the three months ended December 31, 2019 was 4.65%, compared to 4.86% for the third quarter of 2019 and 4.57% for three months ended December 31, 2018. The average cost of funds for the fourth quarter of 2019 was 0.96%, down from 1.05% for the third quarter of 2019 and up from 0.68% for the fourth quarter of 2018. The increase in our cost of funds from December 31, 2018, was due primarily to higher interest rates paid on deposits acquired in the Uniti transaction compared to the Company’s legacy deposit base and competitive pressures. The average balance of noninterest bearing deposits increased $77.9 million, or 15.0%, to $598.2 million for the three months ended December 31, 2019 compared to $520.3 million for the previous quarter and $381.1 million for the same period in 2018.

Noninterest income for the fourth quarter of 2019 increased $681,000 or 32.2% to $2.8 million compared to $2.1 million in the previous quarter and increased $1.2 million or 70.9 % compared to $1.6 million for the same quarter in 2018. The increase in noninterest income compared to the September 30, 2019 quarter was primarily due to a $528,000 increase in gain on sale of loans, with the balance of the increase resulting from higher loan and servicing fee income and service charges and other fees. The increase in noninterest income compared to the same period in 2018 was due primarily to a $779,000 increase in gain on sale of loans, a combined $258,000 increase in loan and servicing fee income and service charges and other fees, and a $122,000 increase in other income. The increases in loan and servicing fee income and service charges and other fees were primarily the result of loan and deposit-based fees on accounts acquired in the Uniti and TIG acquisitions in 2019.

Noninterest expense for the fourth quarter of 2019 increased $3.6 million or 30.8% to $15.3 million compared to $11.7 million for the third quarter of 2019 and increased $3.8 million or 33.0% compared to $11.5 million for the same quarter in 2018. Noninterest expense for the fourth quarter of 2019 included $2.5 million of nonrecurring acquisition-related expenses related to our TIG acquisition which was comprised of $257,000 in salaries and employee benefits, $1.7 million in data processing expenses, $403,000 in professional fees and $115,000 in other expenses. Excluding these acquisition-related expenses, noninterest expense increased $1.1 million, or 9.5%, from the third quarter of 2019 due primarily to increases of $510,000 in salary and employee benefits, $182,000 in additional occupancy costs related to the operation of the seven Colorado branches acquired from TIG, and $444,000 in other noninterest expenses including $229,000 related to an increase in expenses related to the acquired Colorado branches, an $108,000 increase in professional fees and a $70,000 write-down on an other real estate owned property. The increase in noninterest expense for the fourth quarter of 2019 compared to the same period last year was primarily due to increases in data processing and salary and benefit expenses related to our two acquisitions in 2019 and our acquisition of Bethlehem Financial Corporation in December 2018.

The provision for income taxes was $1.1 million for the fourth quarter of 2019, compared to $2.2 million for the previous quarter and $1.2 million for the same quarter in 2018. The change in income tax provision in the fourth quarter of 2019 compared to the prior quarter and the same quarter last year was primarily due to the re-estimation of deductible expenses, a reduction in our proportionate State tax rate, and fluctuations in taxable income between the periods. The effective tax rate for the fourth quarter of 2019 was 19.3% compared to 28.0% for the third quarter of 2019 and 30.9% for the same quarter a year ago.

Loans and Credit Quality

Loans, net of deferred fees, totaled $1.5 billion at December 31, 2019, compared to $1.2 billion at September 30, 2019 and $975.3 million at December 31, 2018 primarily due to the Uniti acquisition which was completed during the second quarter of 2019 and the TIG acquisition which was completed during the fourth quarter of 2019. New loan originations for the quarter ended December 31, 2019 totaled $74.6 million compared to $93.5 million during the third quarter of 2019 and $28.0 million during the fourth quarter 2018. New loan originations in the fourth quarter of 2019 were spread throughout our markets with the majority focused in the Los Angeles, Seattle, and San Francisco Bay areas with commercial and residential real estate secured loans accounting for the majority of the originations during the quarter.

Nonaccrual loans totaled $6.8 million, or 0.47% of total loans, at December 31, 2019, compared to $6.6 million, or 0.54% of total loans, at September 30, 2019, and $3.1 million, or 0.32% of total loans, at December 31, 2018. At December 31, 2019, $1.2 million of our nonaccrual loans were guaranteed by government agencies, compared to $3.0 million at September 30, 2019. There was $250,000 of accruing loans past due more than 90 days, at December 31, 2019, as compared to $264,000 at September 30, 2019, and none at December 31, 2018.

At December 31, 2019, the Company’s allowance for loan losses was $7.4 million, or 0.51% of total loans, compared to $6.4 million, or 0.52% of total loans, at September 30, 2019 and $5.1 million, or 0.53% of total loans, at December 31, 2018. In accordance with acquisition accounting, loans acquired from acquisitions were recorded at their estimated fair value, which resulted in a net discount to the loans contractual amounts. Credit discounts are included in the determination of fair value and as a result no allowance for loan losses is recorded for acquired loans at the acquisition date. Although the discount recorded on the acquired loans is not reflected in the allowance for loan losses, or related allowance coverage ratios, we believe it should be considered when comparing the current ratios to similar ratios in periods prior to the recent acquisitions. As of December 31, 2019, acquired loans, net of their discounts, totaled $590.4 million and the remaining net discount on these acquired loans was $8.0 million. The provision for loan losses recorded in the fourth quarter of 2019 totaled $1.0 million compared to the prior quarter provision of $479,000 and $264,000 for the same quarter last year. The increase in the provision for loan losses was primarily a result of the origination of new loans and the renewal of acquired loans out of the discounted acquired loan portfolio. Net recoveries in the fourth quarter of 2019 totaled $17,000 compared to $1,000 in the previous quarter and net charge-off of $624,000 during the same quarter in 2018.

Deposits and Borrowings

Deposits totaled $1.7 billion at December 31, 2019 compared to $1.5 billion at September 30, 2019 and $1.3 billion at December 31, 2018. The increase in deposits from the December 31, 2018 is primarily attributable to the deposits acquired in the TIG and Uniti acquisitions in 2019. Noninterest bearing deposits totaled $572.3 million, or 33.6% of total deposits, at December 31, 2019 compared to $523.5 million, or 34.9% of total deposits, at September 30, 2019, and $398.0 million, or 31.6% of total deposits, at December 31, 2018.

At December 31, 2019, September 30, 2019, and December 31, 2018 borrowings totaled $8.2 million related to junior subordinated deferrable interest debentures assumed in connection with our previous acquisitions.

Shareholders’ Equity

Shareholders’ equity totaled $254.2 million at December 31, 2019, up from $240.9 million at September 30, 2019, and $200.8 million at December 30, 2018. The increase in shareholders’ equity at December 31, 2019 compared to September 30, 2019 was primarily due to the issuance of common stock totaling $19.7 million in the TIG merger and net income of $4.6 million, partially offset by the repurchase of $11.0 million of our common stock and a $353,000 decrease in other comprehensive income representing a reduction of the unrealized gains on investments securities, net of tax during the fourth quarter of 2019. The Company repurchased 493,787 shares of its common stock during the quarter ended December 31, 2019 at an average cost of $22.26 per share pursuant to its October 2019 stock repurchase plan, leaving 153,135 shares available for future purchases.

About BayCom Corp

The Company, through its wholly owned operating subsidiary, United Business Bank, offers a full-range of loans, including SBA, FSA and USDA guaranteed loans, and deposit products and services to businesses and its affiliates in California, Washington, New Mexico and Colorado. The Bank also offers business escrow services and facilitates tax free exchanges through its Bankers Exchange Division. The Bank is an Equal Housing Lender and a member of FDIC. The Company is traded on the NASDAQ under the symbol “BCML”. For more information, go to www.unitedbusinessbank.com.

Forward-Looking Statements

This release, as well as other public or shareholder communications released by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions that are intended to identify "forward-looking statements", within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead are based on current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: expected revenues, cost savings, synergies and other benefits from our pending acquisition of GMB or our recent acquisitions of TIG and Uniti might not be realized within the expected time frames or at all and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; future acquisitions by the Company of other depository institutions or lines of business; changes in general economic conditions and conditions within the securities market; legislative and regulatory changes; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; increased competitive pressures; changes in management’s business strategies; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission (“SEC”) that are available on our website at www.unitedbusinessbank.com and on the SEC's website at www.sec.gov.

The factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. When considering forward-looking statements, you should keep in mind these risks and uncertainties. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made.

BAYCOM CORP

STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three months ended			Full Year
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Interest income
Loans, including fees	$19,268	$17,524	$12,722	$65,462	$49,120
Investment securities and interest bearing deposits in banks	2,302	2,662	2,314	10,292	7,071
FHLB dividends	170	141	180	495	446
FRB dividends	109	63	54	295	223
Total interest and dividend income	21,849	20,390	15,270	76,544	56,860
Interest expense
Interest on transaction and savings accounts	2,543	2,493	1,279	8,165	4,462
Interest on borrowings	133	140	102	567	480
Total interest expense	2,676	2,633	1,381	8,732	4,942
Net interest income	19,173	17,757	13,889	67,812	51,918
Provision for loan losses	1,023	479	264	2,224	1,842
Net interest income after provision for loan losses	18,150	17,278	13,625	65,588	50,076
Noninterest income
Gain on sale of loans	1,217	689	438	2,998	2,061
Service charges and other fees	677	605	505	2,678	2,010
Loan servicing fees and other income	578	443	492	1,945	1,243
Gain on sale of premises	1	-	-	188	-
Gain on sale of OREO	-	-	-	112	70
Other income	322	377	200	1,648	1,698
Total noninterest income	2,795	2,114	1,635	9,569	7,082
Noninterest expense
Salaries and employee benefits	8,207	7,440	6,478	28,807	21,444
Occupancy and equipment	1,578	1,396	1,040	5,148	4,259
Data processing	2,721	1,036	1,957	8,364	3,806
Other expense	2,754	1,792	1,999	9,146	7,160
Total noninterest expense	15,260	11,664	11,474	51,465	36,669
Income before provision for income taxes	5,685	7,728	3,786	23,692	20,489
Provision for income taxes	1,099	2,165	1,169	6,373	5,996
Net income	$4,586	$5,563	$2,617	$17,319	$14,493

Net income per common share:
Basic	$0.39	$0.46	$0.24	$1.37	$1.50
Diluted	0.39	0.46	0.24	1.37	1.50

Weighted average shares used to compute net income per common share:
Basic	11,759,334	12,061,616	10,869,275	12,631,368	9,692,009
Diluted	11,759,334	12,061,616	10,869,275	12,631,368	9,692,009

Comprehensive income
Net income	$4,586	$5,563	$2,617	$17,319	$14,493
Other comprehensive income:
Change in net unrealized (loss) gain on available-for-sale securities	(495)	446	664	1,896	(442)
Deferred (benefit) tax expense	142	(128)	(201)	(542)	126
Other comprehensive (loss) income, net of tax	(353)	318	463	1,354	(316)
Comprehensive income	$4,233	$5,881	$3,080	$18,673	$14,177

BAYCOM CORP

STATEMENTS OF CONDITION (UNAUDITED)

At December 31, 2019, September 30, 2019 and December 31, 2018

(Dollars in thousands)

	December 31, 2019	September 30, 2019	December 31, 2018
Assets
Cash and due from banks	$295,382	$337,078	$323,581
Investments	135,735	113,013	113,019
Loans held for sale	2,226	5,366	855
Loans, net of deferred fees	1,457,629	1,231,681	975,329
Allowance for loans losses	(7,400)	(6,360)	(5,140)
Premises and equipment, net	10,529	6,702	11,168
Cash surrender value of bank owned life insurance policies, net	20,244	20,086	19,602
Core deposit intangible	9,185	6,594	7,205
Right-of-use assets	15,291	10,185	-
Goodwill	35,466	26,449	14,594
Interest receivable and other assets	19,890	19,916	18,182
Total Assets	$1,994,177	$1,770,710	$1,478,395

Liabilities and Shareholders' Equity
Noninterest bearing deposits	$572,341	$523,504	$398,045
Interest bearing deposits
Transaction accounts and savings	700,199	558,596	510,150
Premium money market	103,132	94,681	134,219
Time deposits	325,511	321,413	215,354
Total deposits	1,701,183	1,498,194	1,257,768
Lease liabilities	15,599	10,387	-
Salary continuation plans	3,658	3,551	3,338
Interest payable and other liabilities	11,275	9,472	8,375
Junior subordinated deferrable interest debentures, net	8,242	8,221	8,161
Total liabilities	1,739,957	1,529,825	1,277,642

Shareholders' Equity
Common stock, no par value	184,330	175,229	149,535
Retained earnings	68,639	64,052	51,321
Accumulated other comprehensive income (loss), net of tax	1,251	1,604	(103)
Total shareholders' equity	254,220	240,885	200,753
Total Liabilities and Shareholders' Equity	$1,994,177	$1,770,710	$1,478,395

FINANCIAL HIGHLIGHTS (UNAUDITED)
(Dollars in thousands, except per share data)

	At and for the three months ended			Full Year
Selected Financial Ratios and Other Data:	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Performance Ratios:
Return on average assets (1)	0.92%	1.25%	0.75%	0.97%	1.10%
Return on average equity (1)	7.10%	9.32%	5.24%	7.22%	8.48%
Yield on earning assets (1)	4.65%	4.86%	4.57%	4.77%	4.52%
Rate paid on average interest bearing liabilities	0.96%	1.05%	0.68%	0.90%	0.62%
Interest rate spread - average during the period	3.69%	3.81%	3.89%	3.87%	3.92%
Net interest margin (1)	4.08%	4.23%	4.16%	4.22%	4.15%
Loan to deposit ratio	85.68%	82.21%	77.54%	85.68%	77.54%
Efficiency ratio (2)	69.46%	58.70%	73.91%	66.51%	62.15%
Recoveries/(charge-offs), net	$17	$1	$(624)	$418	$(917)

Per Share Data:
Shares outstanding at end of period	12,444,632	12,061,616	10,869,275	12,444,632	10,869,275
Average diluted shares outstanding	11,759,334	12,061,616	10,869,275	12,631,368	9,692,009
Diluted earnings per share	$0.39	$0.46	$0.24	$1.37	$1.50
Book value per share	20.43	19.97	18.47	20.43	18.47
Tangible book value per share (3)	16.84	17.23	16.45	16.84	16.45

Asset Quality Data:
Nonperforming assets to total assets (4)	0.37%	0.41%	0.27%
Nonperforming loans to total loans (5)	0.47%	0.54%	0.32%
Allowance for loan losses to nonperforming loans (5)	108.16%	96.25%	164.32%
Allowance for loan losses to total loans	0.51%	0.52%	0.53%
Classified assets (graded substandard and doubtful)	$12,297	$9,951	$8,603
Total accruing loans 30-89 days past due	11,787	3,395	4,330
Total loans 90 days past due and still accruing	250	264	-

Capital Ratios:
Tier 1 leverage ratio - Bank	10.98%	11.86%	10.80%
Common equity tier 1 - Bank	14.23%	17.26%	14.63%
Tier 1 capital ratio - Bank	14.23%	17.26%	14.63%
Total capital ratio - Bank	14.75%	17.82%	15.17%
Equity to total assets at end of period	12.75%	13.60%	13.58%

Loans:
Real estate	$1,286,086	$1,072,525	$857,656
Non-real estate	173,116	161,099	122,444
Nonaccrual loans	6,842	6,608	3,128
Mark to fair value at acquisition	(7,964)	(7,973)	(7,533)
Total Loans	1,458,080	1,232,259	975,695
Net deferred fees on loans	(451)	(578)	(366)
Loans, net of deferred fees	$1,457,629	$1,231,681	$975,329

Other Data:
Number of full service offices	32	25	22
Number of full-time equivalent employees	304	256	214

(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(3)	Tangible book value per share using outstanding common shares excludes intangible assets. This ratio represents a non-GAAP financial measure. See also non-GAAP financial measures below.
(4)	Nonperforming assets consist of nonaccrual loans, loans 90 days past-due and still accruing, and real estate owned.
(5)	Nonperforming loans consist of nonaccrual loans and loans 90 days past-due and still accruing.

Non-GAAP Financial Measures:

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States (“GAAP”), this earnings release contains the tangible book value per share, a non-GAAP financial measure. Tangible common shareholders’ equity is calculated by excluding intangible assets from shareholders’ equity. For this financial measure, the Company’s intangible assets are goodwill and core deposit intangibles. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding at the end of the period. The Company believes that this measure is consistent with the capital treatment by our bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios and presents this measure to facilitate comparison of the quality and composition of the Company's capital over time and in comparison to its competitors. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Further, this non-GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total shareholders' equity determined in accordance with GAAP and may not be comparable to a similarly titled measure reported by other companies.

Reconciliation of the GAAP and non-GAAP financial measure is presented below.

	Non-GAAP Measures
	(Dollars in thousands, except per share data)

	December 31, 2019	September 30, 2019	December 31, 2018
Non-GAAP data:
Total common shareholders' equity	$254,220	$240,885	$200,752
less: Goodwill and other intangibles	44,651	33,043	21,999
Tangible common shareholders' equity	$209,569	$207,842	$178,753

Total assets	$1,994,177	$1,770,710	$1,478,395
less: Goodwill and other intangibles	44,651	33,043	21,999
Total tangible assets	$1,949,526	$1,737,667	$1,456,396

Tangible equity to tangible assets	10.75%	11.96%	12.27%
Average equity to average assets	12.97%	13.43%	12.94%
Tangible book value per share	$16.84	$17.23	$16.45

CONTACT:

BayCom Corp

Keary Colwell, 925-476-1800

kcolwell@ubb-us.com

Source: BayCom Corp